Qorvo Statement on the Passing of Board Member Jeffery R. Gardner

Greensboro, NC, August 28, 2023 – Qorvo, Inc. (Nasdaq: QRVO), a leading global provider of connectivity and power solutions, issued a statement today announcing the loss of board member Jeffery R. Gardner, who unexpectedly passed away on Sunday, August 27th.

Bob Bruggeworth, president and CEO of Qorvo, said, “We are deeply saddened by Jeff’s sudden passing. He was a longstanding and highly respected member of the Board of Directors. We will be forever grateful for his counsel and for his dedication to our Company and its shareholders. On behalf of the directors, management, and employees of Qorvo, we extend our condolences to Jeff's family during this difficult time.”

Mr. Gardner had served on the Qorvo Board of Directors since January 2015. From 2004 until 2015, he served as a director of RF Micro Devices, Inc., which combined with TriQuint Semiconductor, Inc. to form Qorvo, effective January 1, 2015. As a member of the Qorvo Board of Directors, Mr. Gardner also served as Chair of the Board’s Audit Committee and as a member of the Board’s Governance and Nominating Committee.

About Qorvo
Qorvo (Nasdaq:QRVO) supplies innovative semiconductor solutions that make a better world possible. We combine product and technology leadership, systems-level expertise, and global manufacturing scale to quickly solve our customers’ most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including consumer electronics, smart home/IoT, automotive, EVs, battery-powered appliances, network infrastructure, healthcare and aerospace/defense. Visit www.qorvo.com to learn how our diverse and innovative team is helping connect, protect and power our planet.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

At Qorvo®
Doug DeLieto
VP, Investor Relations
1.336.678.7968